Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Brooks Automation, Inc. our report  dated November 17, 2017 relating to the financial statements of ULVAC CRYOGENICS INCORPORATED, which appears in Brooks Automation Inc.'s Annual Report on Form 10‑K for the year ended September 30, 2017.

/s/ PricewaterhouseCoopers Aarata LLC

Tokyo, Japan

November 30, 2017